News Release
Contact information:
John A. Jordan
Senior Director, Corporate Communications
617-299-2852

ALTUS PHARMACEUTICALS SECURES LONG-TERM GROWTH HORMONE SUPPLY FOR ALTU-238 CLINICAL
DEVELOPMENT AND COMMERCIALIZATION

Cambridge, MA – July 9, 2008 — Altus Pharmaceuticals Inc. (NASDAQ: ALTU), a biopharmaceutical company focused on oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders, announced today that it signed a long-term agreement to purchase recombinant human growth hormone (rhGH) for ALTU-238 for development and commercialization. Altus is developing ALTU-238 as a subcutaneously administered, long-acting formulation of rhGH that employs the Company’s proprietary protein crystallization and formulation technology.

The agreement was signed with Sandoz GmbH, a Novartis company. Sandoz supplied rhGH for Altus’ completed Phase 1 clinical trial in healthy adults and the Phase 2 clinical trial in adults with growth hormone deficiency.

“This long-term supply agreement is an important achievement that provides increased strategic options for the ALTU-238 program,” stated Dr. Georges Gemayel, President and Chief Executive Officer of Altus Pharmaceuticals. “We are targeting early 2009 to start an ALTU-238 Phase 2 pediatric trial. With this goal in mind, we expect to initiate a Phase 1c study in the third quarter of 2008. We believe that achieving these program milestones can establish ALTU-238 as a significant future entrant into the $2.8 billion growth hormone market by providing a long-acting alternative that has a high degree of patient acceptability.”

About ALTU-238 Phase 1c and Phase 2 Pediatric Trials

The ALTU-238 Phase 1c trial is planned to be initiated by the end of the third quarter of 2008 and is expected to include 36 subjects. The safety and pharmacokinetic profile of ALTU-238 will be evaluated over 1 week. The trial is designed to confirm that the ALTU-238 material produced at Althea Technologies at approximately 75 percent of commercial scale performs similarly to the material used in the previous Phase 1 and Phase 2 trials. This will be followed by the Phase 2 pediatric trial, which will assess the change in 6-month annualized height velocity in pediatric growth hormone-deficient children, and will be used to finalize the Phase 3 study design.

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About ALTU-238

ALTU-238 is a long-acting subcutaneous formulation of rhGH in a ready-to-use liquid suspension formulation that employs Altus’ proprietary protein crystallization and formulation technology. Altus’ technology preserves the structure of the human growth hormone molecule without the need for polymers or encapsulation and enables administration through a fine gauge needle. Daily rhGH products are currently approved for the treatment of various growth disorders in children and adolescents and for growth hormone replacement in adults. Global sales for all rhGH products were approximately $2.8 billion in 2007.

About Altus Pharmaceuticals Inc.

Altus Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The Company’s website is http://www.altus.com.

Safe Harbor Statement
Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to our ALTU-238 development program, including the supply of human growth hormone, the expected time for starting and completing trials, for enrollment of subjects in the trials, and for the ultimate outcome or results in our ALTU-238 clinical trials and development program. Any or all of the forward-looking statements in this press release may turn out to be wrong. No forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports to the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

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